Exhibit (g)(2)(xii)

September 12, 2022

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Re: Amendment to the Amended and Restated Custodian Agreement, dated as of August 8, 2017, by and among GMO Trust, on behalf of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (“State Street Bank”), as amended (the “Custodian Agreement”), and the Amended and Restated Delegation Agreement, dated as of June 29, 2001, by and between State Street Bank and GMO Trust, on behalf of its series of the Trust, as amended (the “ Delegation Agreement” )

Ladies and Gentlemen:

GMO Trust hereby notifies you that it has established one additional series of shares, namely, GMO Small Cap Quality Fund (the “New Fund”). The Trust (as defined in each of the Custodian Agreement and the Delegation Agreement) desires that you serve as (i) custodian of the assets of the New Fund under the terms of the Custodian Agreement and (ii) delegate with respect to the assets of the New Fund under the terms of the Delegation Agreement.

If you agree to so serve as custodian and delegate for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a “Fund” under each of the Custodian Agreement and Delegation Agreement. This letter agreement shall constitute an amendment to the Custodian Agreement and the Delegation Agreement and, as such, a binding agreement among the Trust, GMO (only in the case of the Custodian Agreement) and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

Furthermore, please sign below to reflect your agreement to amend Schedule A to each of the Remote Access Services Agreement, dated as of August 5, 2015, and the Funds Transfer and Transaction Operating Guidelines Agreement, dated as of April 15, 2021, each by and among State Street Bank and the Trust on behalf of each of its series listed on Schedule A thereto, in order to add the New Fund to each such Schedule A. The New Fund will provide five business days’ notice to State Street Bank prior to the commencement of the New Fund’s operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Sincerely,

GMO TRUST

By: /s/ Douglas Y. Charton
Name: Douglas Y. Charton
Title: Vice President - Law

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: /s/ Douglas Y. Charton
Name: Douglas Y. Charton
Title: Counsel

The foregoing is hereby
accepted and agreed

STATE STREET BANK AND TRUST COMPANY

By: :   /s/ Jason Becker

Name: Jason Becker

Title: Senior Vice President

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given

Information Classification: Limited Access

that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Information Classification: Limited Access

SCHEDULE A

(Amended as of September 12, 2022)

List of GMO Trust Funds

GMO Alternative Allocation Fund	GMO International Developed Equity Allocation Fund
GMO Asset Allocation Bond Fund	GMO International Equity Allocation Fund
GMO Benchmark-Free Allocation Fund	GMO International Equity Fund
GMO Benchmark-Free Fund	GMO Multi-Sector Fixed Income Fund
GMO Climate Change Fund	GMO Opportunistic Income Fund
GMO Emerging Country Debt Fund	GMO Quality Cyclicals Fund
GMO Emerging Country Debt Shares Fund*	GMO Quality Fund
GMO Emerging Domestic Opportunities Fund	GMO Resources Fund
GMO Emerging Markets ex-China Fund	GMO SGM Major Markets Fund
GMO Emerging Markets Fund	GMO Small Cap Quality Fund*
GMO Global Asset Allocation Fund	GMO Strategic Opportunities Allocation Fund
GMO Global Developed Equity Allocation Fund	GMO Tax-Managed International Equities Fund
GMO Global Equity Allocation Fund	GMO U.S. Equity Fund
GMO High Yield Fund	GMO U.S. Small Cap Value Fund
GMO Implementation Fund	GMO U.S. Treasury Fund
GMO-Usonian Japan Value Creation Fund

*GMO will provide State Street with at least five (5) business days’ prior notice to the commencement of operations

Information Classification: Limited Access